                                  EXHIBIT 12.1

                    STATEMENT REGARDING COMPUTATION OF RATIOS



                       RATIO OF EARNINGS TO FIXED CHARGES


                                                         PREDECESSOR                              SUCCESSOR
                                           --------------------------------------    --------------------------------------
                                                                          Nine         Three
                                                                         Months        Months
                                                                         Ended         Ended
                                                                      September 30,  December 31,
                                              1993          1994          1995          1995          1996          1997
                                           ----------    ----------    ----------    ----------    ----------    ----------
                                                                    (DOLLARS IN THOUSANDS)
EARNINGS BEFORE INCOME TAXES                   28,804        31,356        16,963         1,778        (2,373)        9,623
FIXED CHARGES (EXCLUDING                        1,773         2,597         3,707         5,926        27,502        22,621
                                           ----------    ----------    ----------    ----------    ----------    ----------
CAPITALIZED INTEREST)                          30,577        33,953        20,670         7,704        25,129        32,244


DIVIDED BY:                                     1,773         2,597         3,707         5,926        27,627        22,931
FIXED CHARGES                                    17.2x         13.1x          5.6x          1.3x           .9x          1.4x
                                           ==========    ==========    ==========    ==========    ==========    ==========